SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                            FORM 8-K



                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported):
                          June 25, 1997



                   CONTINENTAL AIRLINES, INC.
     (Exact name of registrant as specified in its charter)



   Delaware                0-09781                 74-2099724
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)          Identification No.)
incorporation)



2929 Allen Parkway, Suite 2010, Houston, Texas            77019
  (Address of principal executive offices)             (Zip Code)


                         (713) 834-2950
      (Registrant's telephone number, including area code)

Item 5.  Other Events.

On June 25, 1997 Continental Airlines, Inc. issued a press release which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1  Press Release.

                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONTINENTAL AIRLINES, INC.



                                   By /s/ Jeffery A. Smisek
                                      Jeffery A. Smisek
                                      Executive Vice President
                                      and General Counsel


June 25, 1997

                          EXHIBIT INDEX


99.1  Press release, dated June 25, 1997.

                                                     Exhibit 99.1


CONTINENTAL AIRLINES CLOSES ACQUISITION
OF TEN AIRCRAFT PREVIOUSLY LEASED

     HOUSTON, June 25, 1997 -- Continental Airlines (NYSE: CAI.B and CAI.A) announced today that it has acquired ten aircraft previously leased by it. The debt financing for the acquisition of the six Boeing 737-300 aircraft and the four McDonnell Douglas MD-82 aircraft was funded by the private placement of $155 million of pass through certificates.

     The pass through certificates, which were issued by separate pass through trusts which acquired equipment trust notes issued on a recourse basis by Continental, consist of $74.9 million of 7.148% Class A certificates, $25.6 million of 7.149% Class B certificates, $27.2 million of 7.206% Class C certificates and $27.3 million of 7.522% Class D certificates.

     The transaction is expected to decrease aircraft ownership costs by approximately $3 million annually over the next three years, as compared to the ownership costs the company would have incurred had it continued to lease the aircraft. In addition, aircraft maintenance expense in the second quarter of 1997 will be reduced by approximately $16 million due to the release of reserves that are no longer required as a result of the transaction.

     Larry Kellner, the airline's chief financial officer, said
"This transaction decreases the cost of these aircraft to Continental and once again demonstrates the airline's ability to finance its aircraft at attractive interest rates."

     The pass through certificates have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Continental is the fifth largest airline in the U.S., offering more than 2,000 departures daily to 133 U.S. and 62 international destinations.